EXHIBIT 99.1

Contact:	Shelly Rubin
Chief Financial Officer LNR Property Corp. (305) 695-5440

LNR PROPERTY CORPORATION PROPOSES

$250 MILLION SENIOR SUBORDINATED NOTE SALE

MIAMI BEACH, June 23, 2003—LNR Property Corporation (NYSE: LNR), today announced that it expects to privately offer $250 million of Senior Subordinated Notes due 2013 to qualified institutional investors in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act.

LNR expects to use approximately $216 million of the proceeds from the Note sale to redeem its 9 3/8% Senior Subordinated Notes due 2008 at a redemption price equal to 104.688% of their principal amount plus accrued interest of approximately $7 million. The remainder will be used to reduce secured and unsecured senior debt and for general corporate purposes.

The Notes will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.